Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 13, 2015
Registration Statement No. 333-183223

JT LEADS: JPM, BNP, SG                                        **100% POT**

CO-MGRS: BARC, HSBC, LLOYDS, RBC

CL	SIZE(MM)	WAL	S/F	P.WIN	E.FNL	L.FNL	PXG	YLD	CPN	$PX
A1	356.050	0.34	***NOT OFFERED***
A2	376.000	1.00	AAA/AAA	8-17	10/16	08/17	EDSF+23	0.697	0.69	99.99401
A3	458.000	2.01	AAA/AAA	17-33	02/18	02/19	IS+20	1.050	1.04	99.98465
A4	166.000	3.04	AAA/AAA	33-37	06/18	08/21	IS+27	1.478	1.47	99.98971

BILL & DELIVER	: JPM
EXPECTED PRICE	: PRICED
EXPECTED SETTLE	: 05/20
PRICING SPEED	: 1.30% ABS
CLEAN-UP CALL	: 10%
ERISA ELIGIBLE	: YES
OFFERING TYPE	: SEC-REGISTERED
BBERG TICKER	: HAROT 2015-2
CUSIPS	: A1 - 43813NAA4, A2 - 43813NAB2, A3 - 43813NAC0, A4 - 43813NAD8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.